EXHIBIT 99.2

PENN TREATY AMERICAN CORPORATION

INDEPENDENCE STANDARDS FOR DIRECTORS

(as set forth in the Company's Corporate Governance Guidelines)

At least a majority of the members of the Board must be independent. A director is considered "independent" only when the Board has affirmatively determined that the director has no material relationship with the Company or any entity owned or controlled by the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any entity owned or controlled by the Company), following a review of all relevant information and factors the Board deems appropriate, and a recommendation by the Governance Committee. The Company shall disclose such determinations of independence in its annual proxy statement. Among others, the Board recognizes that material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. However, as the key concern is independence from management, the ownership of a significant amount of stock, by itself, shall not be considered a bar to an independence finding (except as discussed below in connection with the Governance Committee). Except in an unusual circumstance, the Board shall not include more than two (2) members of the Company's management, one of whom shall be the CEO.

The Governance Committee is responsible for reviewing the independence of the members of the Board and Board Committees on a periodic basis (but at least annually), as well as any relationships directors may have with the Company and/or its subsidiaries or affiliates or otherwise that may reasonably create the appearance of non independence.

Without limiting the information and factors that the Board may review and consider, a director shall meet the criteria for independence established in applicable laws, rules and regulations concerning independence, including those of the Securities and Exchange Commission and of the New York Stock Exchange. However, none of the following shall be considered to be independent:

▪	a director who is an employee, or whose immediate family member is an executive officer of the Company until three (3) years after the end of such employment relationship;
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a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company (other than (1) director and committee fees; (2) compensation received by an immediate family member for services as a non-executive employee; and (3) pension or other forms of deferred compensation for prior service that is not contingent in any way on continued service) until three years after he or she ceases to receive more than $100,000 per year in such compensation;

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a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company until three (3) years after the end of either the affiliation or the employment or auditing relationship;

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a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company's executive officers serves on that company's compensation committee until three (3) years after the end of such service or the employment relationship; and

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a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company (A) that accounts for or could reasonably be expected to account for at least 2% or $1 million, whichever is the greater, of the Company's consolidated gross revenues, or (B) for which the Company accounts for or could reasonably be expected to account for at least 2% or $1 million, whichever is the greater, of such other company's consolidated gross revenues, in each case until three (3) years after falling below such threshold.

For the purposes of service on the Governance Committee, a director will not be considered "independent," unless, in addition to meeting the above criteria and such other qualifications as may be required by the Board, he or she (A) does not receive, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries and (B) is not an affiliate of the Company or any of its subsidiaries. The foregoing shall be interpreted in accordance with, and shall be subject to the exceptions provided under, Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended.